Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Vignette Corporation

We have audited the accompanying consolidated balance sheet of Vignette Corporation and subsidiaries (a Delaware Corporation) as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vignette Corporation as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Vignette Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 10, 2009 (not separately included herein), expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Dallas, TX
March 10, 2009

VIGNETTE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$120,348	$94,201
Short-term investments	18,572	53,976
Accounts receivable, net of allowance of $676 and $2,133 as of December 31, 2008 and 2007, respectively	24,564	37,229
Prepaid expenses and other current assets	6,148	5,336

Total current assets	169,632	190,742
Property and equipment:
Equipment	527	959
Computers and purchased software	23,932	30,686
Furniture and fixtures	2,323	2,971
Leasehold improvements	4,612	5,586

	31,394	40,202
Accumulated depreciation	(25,413)	(33,529)

	5,981	6,673
Long-term investments	4,945	33,521
Goodwill	121,090	115,808
Other intangible assets, net of accumulated amortization of $95,253 and $86,701 as of December 31, 2008 and 2007, respectively	10,639	17,500
Other assets	12,156	13,889

Total assets	$324,443	$378,133

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses:
Accounts payable	$3,015	$7,507
Accrued employee liabilities	7,581	13,660
Accrued treasury stock liability	—	1,291
Accrued restructuring charges	2,142	1,555
Accrued professional fees	3,782	3,490
Accrued sales and marketing expenses	865	1,258
Accrued other charges	2,491	9,394

Total accounts payable and accrued expenses	19,876	38,155
Deferred revenue	32,605	36,047
Other current liabilities:
Accrued income taxes	3,749	2,659
Accrued other taxes	1,785	1,739

Total other current liabilities	5,534	4,398

Total current liabilities	58,015	78,600
Accrued restructuring charges, net of current portion	1,093	1,843
Deferred revenue, less current portion	983	858

Total liabilities	60,091	81,301

Shareholders’ equity:
Common stock — $0.01 par value; 500,000,000 shares authorized; 23,698,945 and 25,797,102 shares issued and outstanding December 31, 2008 and 2007, respectively (net of treasury shares of 7,579,366 and 5,015,639 as of December 31, 2008 and 2007, respectively)	237	258
Additional paid-in capital	2,656,743	2,681,677
Accumulated other comprehensive income	1,452	2,701
Retained earnings	(2,394,080)	(2,387,804)

Total shareholders’ equity	264,352	296,832

Total liabilities and shareholders’ equity	$324,443	$378,133

The accompanying notes are an integral part of these consolidated financial statements.

VIGNETTE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Revenue:
Product license	$34,564	$56,059	$66,368
Services	134,982	135,755	131,206

Total revenue	169,546	191,814	197,574
Cost of revenue:
Product license	1,914	1,731	2,548
Amortization of acquired technology	5,166	5,016	5,017
Services	58,960	61,879	60,399

Total cost of revenue	66,040	68,626	67,964

Gross profit	103,506	123,188	129,610
Operating expenses:
Research and development	32,834	30,990	34,013
Sales and marketing	57,202	62,041	70,192
General and administrative	18,394	19,564	17,941
Business restructuring (benefit) charges	3,720	(80)	150
Amortization of intangible assets	3,387	3,384	3,720

Total operating expenses	115,537	115,899	126,016

Income (loss) from operations	(12,031)	7,289	3,594
Other income, net	7,188	11,845	10,613

Income (loss) before provision for income taxes	(4,843)	19,134	14,207
Provision for (benefit from) income taxes	1,433	(5,691)	1,888

Net income (loss)	$(6,276)	$24,825	$12,319

Basic net income (loss) per share	$(0.27)	$0.90	$0.42

Diluted net income (loss) per share	$(0.27)	$0.89	$0.41

Shares used in computing basic net income (loss) per share	23,587	27,501	29,658
Shares used in computing diluted net income (loss) per share	23,587	27,783	29,878

The accompanying notes are an integral part of these consolidated financial statements.

VIGNETTE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders Equity
Balance as of December 31, 2005	29,546,137	$296	$2,753,557	$1,204	$(2,424,948)	$330,109

Issuance of common stock pursuant to employee stock purchase plan	98,775	1	1,109	—	—	1,110
Stock options exercised	370,194	3	3,749	—	—	3,752
Forfeiture of restricted stock grants	(21,574)	—	—	—	—	—
Stock compensation related to stock option and restricted stock grants	201,186	2	3,187	—	—	3,189
Purchases of treasury stock	(815,750)	(8)	(13,656)	—	—	(13,664)
Components of comprehensive income:
Net income	—	—	—	—	12,319	12,319
Change in unrealized investment gain (loss) on available-for-sale securities — cumulative unrealized investment loss on short-term investments of $(16) at December 31, 2005	—	—	—	(6)	—	(6)
Change in foreign currency translation adjustment — cumulative translation gain of $1,220 at December 31, 2005	—	—	—	978	—	978

Total comprehensive income						13,291

Balance as of December 31, 2006	29,378,968	$294	$2,747,946	$2,176	$(2,412,629)	$337,787

Issuance of common stock pursuant to employee stock purchase plan	84,058	1	940	—	—	941
Stock options exercised	244,759	2	2,945	—	—	2,947
Forfeiture of restricted stock grants	(28,505)	—	(55)	—	—	(55)
Stock compensation related to stock option and restricted stock grants	317,711	3	4,227	—	—	4,230
Purchases of treasury stock	(4,199,889)	(42)	(74,326)	—	—	(74,368)
Components of comprehensive income:
Net income	—	—	—	—	24,825	24,825
Change in unrealized investment gain (loss) on available-for-sale securities — cumulative unrealized investment loss on short-term investments of $(26) and investment gain on long-term investments of $5 at December 31, 2006	—	—	—	162	—	162
Change in foreign currency translation adjustment — cumulative translation gain of $2,197 at December 31, 2006	—	—	—	363	—	363

Total comprehensive income						25,350

Balance as of December 31, 2007	25,797,102	$258	$2,681,677	$2,701	$(2,387,804)	$296,832

Issuance of common stock pursuant to employee stock purchase plan	75,951	1	820			821
Stock options exercised	54,518	1	605			606
Forfeiture of restricted stock grants	(166,335)	(2)	(132)			(134)
Stock compensation related to stock option and restricted stock grants	391,146	4	5,908			5,912
Purchases of treasury stock	(2,453,437)	(25)	(32,135)			(32,160)
Components of comprehensive income:
Net income	—	—	—		(6,276)	(6,276)
Change in unrealized investment gain (loss) on available-for-sale securities — cumulative unrealized investment gain on short-term investments of $74 and investment gain on long-term investments of $67 at December 31, 2007	—	—	—	(87)		(87)
Change in foreign currency translation adjustment — cumulative translation gain of $2,560 at December 31, 2007	—	—	—	(1,162)		(1,162)

Total comprehensive income						(7,525)

Balance as of December 31, 2008	23,698,945	$237	$2,656,743	$1,452	$(2,394,080)	$264,352

The accompanying notes are an integral part of these consolidated financial statements.

VIGNETTE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Operating activities:
Net income (loss)	$(6,276)	$24,825	$12,319
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation	4,154	3,884	4,752
Amortization of intangible assets	8,553	8,400	8,736
Loss (gain) on sale of patent	(150)	(263)	—
Loss (gain) on disposal of fixed assets	(36)	(25)	(12)
Loss (gain) on sale of equity investments	—	—	(604)
Non-cash stock based compensation expense	5,912	4,230	3,189
Non-cash restructuring charges/(benefits)	1,362	(80)	150
Non-cash purchase accounting credits	—	(694)	(682)
Non-cash deferred tax valuation allowance adjustment	—	(7,354)	—
Other non-cash charges (credits), net	(2,046)	89	1,201
Changes in operating assets and liabilities
Accounts receivable, net	10,735	(1,036)	3,449
Prepaid expenses and other assets	702	(691)	1,350
Accounts payable	(4,429)	4,570	(1,192)
Accrued expenses	(11,607)	(855)	(813)
Accrued restructuring expenses	—	3	(2,809)
Deferred revenue	(390)	(1,516)	(1,986)
Other assets and liabilities	1,456	(3,586)	664

Net cash provided by (used in) operating activities	7,940	29,901	27,712
Investing activities:
Purchase of property and equipment	(3,016)	(3,601)	(3,549)
Proceeds from sale of patent	150	300	—
Maturity of restricted investments	1,293	1,154	894
Purchase of short-term investments	(22,010)	(49,738)	(150,168)
Maturity of short-term investments	57,759	101,422	117,494
Purchase of long-term investments	(6,624)	(20,937)	(11,688)
Maturity of long-term investments	33,653	5,601	—
Purchase of business, net of cash acquired	(6,981)	—	—
Proceeds from sale of equity securities	—	222	604
Other	(45)	42	27

Net cash provided by (used in) investing activities	54,179	34,465	(46,386)
Financing activities:
Payments for treasury shares at cost	(33,451)	(74,159)	(12,582)
Proceeds from issuance of common stock	1,292	3,833	4,862

Net cash provided by (used in) financing activities	(32,159)	(70,326)	(7,720)
Effect of exchange rate changes on cash and cash equivalents	(3,813)	1,329	1,122

Net change in cash and cash equivalents	26,147	(4,631)	(25,272)
Cash and cash equivalents at beginning of period	94,201	98,832	124,104

Cash and cash equivalents at end of period	$120,348	$94,201	$98,832

Supplemental disclosure of cash flow information:
Interest paid	18	30	1
Income taxes paid	1,035	1,023	730
Noncash activities:
Liability incurred to purchase common stock	—	1,291	1,082

The accompanying notes are an integral part of these consolidated financial statements.

VIGNETTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

NOTE 1 — Business

Vignette Corporation, along with its wholly-owned subsidiaries (collectively, the “Company” or “Vignette”), provides Web content management, intranet solutions, social media, experience optimization, video, rich media and transactional content management solutions. Our solutions give organizations the capability to provide a personalized and highly engaging Web experience. In addition to creating high-value interactions through their Web presence, Vignette customers are also able to integrate systems and information from inside and outside the organization; manage the lifecycle of enterprise information; and collaborate by supporting ad-hoc and process-based information sharing. Together, our products and expertise help companies harness the power of their information and the Web to deliver high-value interactions, build communities online and meet users’ demands for any content, at anytime, anywhere, on the device of the user’s choosing.

The Company was incorporated in Delaware on December 19, 1995. Vignette currently markets its products and services throughout the Americas, Europe, Asia and Australia. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

NOTE 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and such differences could be material to the financial statements. In particular, actual sublease income attributable to the consolidation of excess facilities might deviate from the assumptions used to calculate the Company’s accruals for facility lease commitments vacated as a result of both its business restructuring and business acquisitions. During the year ended December 31, 2008, the Company continued to execute on its existing business restructuring plan. It is reasonably possible that sublease assumptions could change further in the near term, requiring adjustments to future income.

The Company periodically reviews the valuation and amortization of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a diminished fair value or useful life. During the years ended December 31, 2008 and December 31, 2007, no changes to the established estimated lives for identifiable intangible assets were made and no impairment charges were deemed necessary.

Revenue recognition. Revenue consists of product and service fees. Product fee income is earned through the licensing or right to use our software and from the sale of specific software products. Service fee income is earned through the sale of maintenance and support services, subscription services, consulting services and training services.

We do not recognize revenue for agreements with rights of return, refundable fees, cancellation rights or acceptance clauses until such rights to return, refund or cancel have expired or acceptance has occurred.

We recognize revenue in accordance with Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition in Financial Statements as revised by SAB 104 and Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple Deliverables.

Where software licenses are sold with maintenance and support or other services, we allocate the total fee to the various elements based on the fair values of the elements specific to us. We determine the fair value of each element in the arrangement based on vendor-specific objective evidence (“VSOE”) of fair value. VSOE of fair value is based upon the normal pricing and discounting practices for those products and services when sold separately and, for support services, is measured by the renewal rate. For all of our multiple element contracts where software license is one of the delivered elements we use the residual method. Under the residual method, the arrangement fee is first allocated to the undelivered elements based upon their VSOE of fair value and the remaining arrangement fee, including any discount, is then allocated to the delivered element. If the residual method is not used, discounts, if any, are applied proportionately to each element included in the arrangement based on each element’s fair value without regard to the discount.

Revenue allocated to product license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant remaining obligations with regard to implementation are outstanding and collection of a fixed or determinable fee is reasonably assured. We consider all payments outside our normal payment terms, including all amounts due in excess of one year, to not be fixed and determinable and such amounts are recognized as revenue as they become due. If collectibility is not considered reasonably assured, revenue is recognized when the fee is collected. For software arrangements where we are obligated to perform professional services for implementation of the product, we evaluate whether delivery has occurred upon shipment of software or upon completion of services and if the customer payment is reasonably assured. This evaluation is made based on various factors such as the nature of the services work, order type (e.g. initial vs. follow-on), customer’s payment history, if such services are available from other vendors, if we have sufficient experience in providing such services, etc. In the instances where delivery is deemed not to have occurred upon shipment based on the aforementioned factors, license revenue is recognized as our obligations under the implementation are met.

Revenue from perpetual licenses that include unspecified, additional software products is recognized ratably over the term of the arrangement, beginning with the delivery of the first product.

Revenue allocated to maintenance and support services is recognized ratably over the maintenance term.

Revenue allocated to subscription services, including implementation and set-up fees, is recognized ratably over the term of the arrangement beginning on the commencement dates of each contract. We recognize professional services sold with an initial subscription order over the term of the related subscription contract as these services are considered to be inseparable from the subscription service.

Revenue allocated to training and consulting service elements is recognized as the services are performed.

We follow very specific and detailed guidelines, discussed above, in determining revenues; however, certain judgments and estimates are made and used to determine revenue recognized in any accounting period. Material differences may result in the amount and timing of revenue recognized for any period if different conditions were to prevail.

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investment securities with an original maturity of three months or less at the date of purchase to be cash equivalents.

Short-term investments consist of a restricted investment, and marketable securities that have remaining maturities of less than one year from the balance sheet date, excluding cash equivalents as described above.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 classifies the inputs used to measure fair value into the following hierarchy:

1.	Level 1 Inputs – quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to obtain at the measurement date. This level provides the most reliable evidence of fair value.

2.	Level 2 Inputs – inputs other than quoted prices included within Level 1 that are directly or indirectly observable for the asset or liability (i.e. default rates, credit risks, loss severities).

3.	Level 3 Inputs – Used to measure fair value assets and liabilities that little, if any, market activity exists at the measurement date. These inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

Short-term investments consisted of the following (in thousands):

	Fair Value Hierarchy	December 31, 2008	December 31, 2007
Restricted investments	Level 1	$671	$—
Short-term marketable securities	Level 1	17,901	53,976

Total short-term investments		$18,572	$53,976

The Company holds restricted investments in the form of a certificate of deposit placed with high credit quality financial institutions. Such restricted investments collateralize letters of credit related to certain leased office space security deposits. These investments will remain restricted to the extent that the security requirements exist. Based on the inputs used to estimate fair values for restricted investments, the Company has determined that our restricted investments are Level 1 in the fair value hierarchy.

Short-term marketable securities are classified as “available-for-sale” and are presented at estimated fair value with any unrealized gains or losses included in other comprehensive income (loss). Realized gains and losses are computed based on the specific identification method. Realized gains and losses were not material for the periods presented. Short-term marketable securities consist of the following (in thousands):

	December 31, 2008			December 31, 2007
	Cost	Unrealized Gain (Loss)	Estimated Fair Value	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Marketable securities:
Municipal and U.S. Government agencies	$—	$—	$—	$18,567	$74	$18,641
Corporate notes	17,847	54	17,901	35,335	—	35,335

	$17,847	$54	$17,901	$53,902	$74	$53,976

Accounts Receivable

Accounts receivable are recorded at cost. We continuously assess the collectibility of outstanding customer invoices and, in doing so, we maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, we consider factors such as: historical collection experience, a customer’s current credit-worthiness, customer concentrations, age of the receivable balance, both individually and in the aggregate and general economic conditions that may affect a customer’s ability to pay. Actual customer collections could differ from our estimates. For example, if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

We write off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of short-term investments; trade accounts receivable and restricted investments. The Company’s short-term investments and restricted investments are placed with high credit quality financial institutions.

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company maintains an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, the following factors are considered: historical collection experience, a customer’s current credit-worthiness, customer concentrations, age of the receivable balance, both individually and in the aggregate and general economic conditions that may affect a customer’s ability to pay. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands):

	Balance at Beginning of Period	Charged to Expense, net of Recoveries	Adjustments from Business Combinations	Deduction of Uncollectible Accounts	Balance at End of Period
Year ended December 31, 2008	$2,133	548	25	(2,030)	$676
Year ended December 31, 2007	$2,600	503	—	(970)	$2,133
Year ended December 31, 2006	$1,383	1,459	—	(242)	$2,600

No customers accounted for more than 10% of the Company’s total revenue or accounts receivable during the years ended December 31, 2008, 2007, or 2006.

Long-Term Investments

Long-term investments consisted of the following (in thousands):

	Fair Value Hierarchy	December 31, 2008	December 31, 2007
Restricted investments	Level 1	$3,839	$5,319
Long-term marketable securities	Level 1	—	27,096
Limited partnership interest	N/A	1,106	1,106

Total long-term investments		$4,945	$33,521

The Company holds restricted investments in the form of a certificate of deposit and investment grade securities placed with high credit quality financial institutions. Such restricted investments collateralize letters of credit related to certain leased office space security deposits and tax obligations. These investments will remain restricted to the extent that the security requirements exist or until the tax obligations are settled. The average yield of these investments is approximately 2.31%.

Long-term marketable securities are classified as “available-for-sale”, have remaining maturities of greater than one year from the balance sheet date and are presented at estimated fair value with any unrealized gains or losses included in other comprehensive income (loss). Realized gains and losses are computed based on the specific identification method. Realized gains and losses were not material for the periods presented.

Long-term marketable securities consist of the following (in thousands):

	December 31, 2008			December 31, 2007
	Cost	Unrealized Gain (Loss)	Estimated Fair Value	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Marketable securities:
Municipal and U.S. Government agencies	$—	$—	$—	$5,109	$4	$5,113
Corporate notes	—	—	—	21,920	63	21,983

	$—	$—	$—	$27,029	$67	$27,096

The Company holds a less than 20% interest in, and does not exert significant influence over, a limited partnership interest in a technology incubator. The Company, therefore, applies the cost method.

The Company periodically analyzes its long-term investments for impairments considered other than temporary. In performing this analysis, the Company evaluates whether general market conditions that reflect prospects for the economy as a whole or information pertaining to the specific investment’s industry, or that individual company, indicates that an other than temporary decline in value has occurred. If so, the Company considers specific factors, including the financial condition and near-term prospect of each investment, any specific events that may affect the investee company, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. As a result of these reviews, the Company recognized no impairment charges in fiscal 2008, 2007, and 2006.

Financial Instruments

The reported amounts of certain of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivables, accounts payable and accrued liabilities approximate fair value based on the short term nature of these items. We utilize foreign currency forward contracts to hedge foreign currency-denominated payables and receivables. To date, we have not hedged forecasted transactions or firm commitments denominated in foreign currencies and therefore, financial reporting of our foreign operations is subject to foreign currency risk. Gains and losses on hedging contracts are reflected currently in other income, net. Under our policy, we may enter into foreign currency forward contracts for a term of up to one year. We do not invest in contracts for speculative purposes. Our foreign exchange exposures are monitored regularly to ensure the overall effectiveness of our foreign currency hedge positions. Our program is not designed to hedge all currency risk, but is designed to mitigate large foreign currency exposures recorded on our balance sheet. As part of this monitoring program, in order to evaluate the effectiveness of our hedging practices, in the second quarter of 2007 we did not replace foreign currency hedge positions which expired and re-engaged our foreign currency hedge program in the fourth quarter of 2008. For the year ended December 31, 2008, 2007 and 2006, the Company realized a loss on foreign currency contracts of $0.2 million, $0.3 million and $13,000, respectively. At December 31, 2008, the notional value of the foreign currency contracts was $1.3 million and, based on the applicable exchange rates, the fair value of derivative financial instruments was a liability of $99,000. At December 31, 2007 we had no foreign currency contracts outstanding.

At December 31, 2008 we had no foreign currency contracts outstanding. Foreign currency contracts are classified on the balance sheet in “Prepaid expenses and other” or in “Other current liabilities.”

Property and Equipment

Property and equipment are stated at cost. Depreciation of assets is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years.

Major improvements are capitalized, while maintenance and repairs that do not substantially enhance or extend the estimated useful life of the assets benefited are charged to expense in the period incurred. Upon asset retirement or disposal, any resulting gain or loss is included in the results of operations.

During 2008, the Company disposed of approximately $11.4 million of fully depreciated assets as part of its annual inventory and useful life evaluation. In addition, during the second quarter of 2008, the Company added $0.8 million of assets as part of its acquisition of Vidavee — see Note 3 for further details.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances, as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“Statement 144”), warrant adjustment to such carrying amounts. In reviewing the carrying amounts of long-lived assets, the Company considers, among other factors, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. Based on this review no such impairment charges were recorded in 2008, 2007 or 2006.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over the fair value of net assets acquired, or net liabilities assumed, in a business combination.

Other intangible assets are being amortized over the assets’ estimated useful lives using the straight-line method. Estimated useful lives range from one to six years. Amortization of acquired technology is considered a cost of revenue and is presented as “Amortization of acquired technology” in the consolidated statements of operations. Amortization of non-compete contracts, customer relationships, trademarks and capitalized research is considered operating expense and included in “Amortization of intangible assets” in the consolidated statements of operations. The Company periodically reviews the estimated useful lives of its other intangible assets, taking into consideration any events or circumstances that might result in a diminished fair value or revised useful life.

The Company periodically assesses its intangible assets, including goodwill, for indications of impairment. Based on this assessment no such impairment charges were recorded in 2008, 2007 or 2006.

Comprehensive Income

The Company’s comprehensive income is included as a component of shareholders’ equity and is composed of net income, foreign currency translation adjustments and unrealized gains and losses on investments designated as available-for-sale. See the components of comprehensive income for the years ended December 31, 2006, 2007 and 2008, including their ending balances and period changes, included in the Consolidated Statements of Changes in Shareholders’ Equity at page F-5 of this Form 10-K.

Research and Development

Research and development expense consists primarily of personnel costs to support product development and is expensed as incurred.

The Company evaluates costs related to certain software development activities in accordance with Statement of Financial Accounting Standards 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed (“Statement 86”). Under Statement 86, capitalization commences when technological feasibility has been established and ceases when the product is available for general release to customers. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. To date, the time between achieving technological feasibility and the general availability of software has been short and internal costs qualifying for capitalization have been insignificant. During fiscal years 2008, 2007 and 2006 no such costs were capitalized.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the respective local currency. Assets and liabilities of these foreign subsidiaries are translated to U.S. dollars at year-end exchange rates. Income statement items are translated to U.S. dollars at average exchange rates prevailing during the period. Accumulated net translation adjustments are recorded in “Accumulated other comprehensive income,” a separate component of stockholders’ equity. Gains and losses from foreign currency denominated transactions are included in other income, net in the consolidated statements of operations. Gains and losses from foreign currency denominated transactions amounted to a $0.1 million gain, a $0.2 million gain and a $0.6 million loss for the years ended December 31, 2008, 2007 and 2006, respectively.

Share Based Payments

At December 31, 2008, the Company has five stock based compensation plans which are described more fully in Note 5. The fair value method has been applied using the modified prospective method, under which compensation cost has been recognized beginning January 1, 2006 for all share-based payments granted or modified after that date and for all awards granted to employees prior to that date that were unvested on January 1, 2006.

For the year ended December 31, 2008, the Company recognized $5.9 million for stock based compensation. The expense includes $2.5 million for stock options, $3.0 million for restricted stock awards and $0.4 million for the employee stock purchase plan (“ESPP”). For the year ended December 31, 2007, the Company recognized $4.2 million for stock based compensation. The expense includes $2.0 million for stock options, $1.8 million for restricted stock awards and $0.4 million for the employee stock purchase plan. The Company recognized $3.2 million in the year ended December 31, 2006, for stock based compensation. This expense includes $1.7 million for stock options, $1.1 million for restricted stock awards and $0.4 million for the employee stock purchase plan. The tables below present the costs recorded related to stock based compensation and the effect of stock based compensation on earnings per share for the years ended December 31, 2008, 2007 and 2006, respectively:

Stock compensation expense is attributable to the following cost categories (in thousands):

	For The Year Ended December 31,
	2008	2007	2006
Cost of revenue — services	$475	$290	$420
Research and development	1,033	511	278
Sales and marketing	750	907	706
General and administrative	3,654	2,522	1,790

Total stock based compensation	$5,912	$4,230	$3,194

	For The Year Ended December 31,
	2008	2007	2006
Effect of stock based compensation on earnings per share:
Basic	$0.25	$0.15	$0.11
Diluted	$0.25	$0.15	$0.11

Product Warranties

The Company offers warranties to its customers which require the Company to replace defective products within a specified time period from the date of sale. The Company records warranty costs as incurred and historically such costs have not been material.

Advertising Costs

Advertising costs are expensed as incurred. The company did not recognize any material advertising expenses for the years ended December 31, 2008, 2007, and 2006, respectively.

Taxes Collected from Customers

In the course of doing business the Company collects various taxes from customers including, but not limited to, sales taxes and value added taxes and goods and services taxes. It is the Company’s policy to record these on a net basis in the consolidated statement of operations and, therefore, we do not include taxes collected from customers as a component of revenue.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS 109 requires the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. These differences result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheet.

The Company then assesses the likelihood of realizing benefits related to such assets by considering factors such as historical taxable income and our ability to generate sufficient taxable income of the appropriate character within the relevant jurisdictions in future years. If the realization of these assets is not likely based on these factors, a valuation allowance is established against our deferred tax assets.

The Company adopted FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. FIN 48 provides specific guidance for recognition, measurement and disclosure of uncertain tax positions that meet a more-likely-than-not threshold.

Earnings Per Share

Basic net income (loss) per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period, excluding shares subject to repurchase or forfeiture. Diluted earnings per share is computed by dividing net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the dilutive potential shares of common stock had been issued. The dilutive effect of outstanding options, shares to be purchased under the employee stock purchase plan, and unvested restricted stock is reflected in diluted earnings per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from outstanding options and restricted stock (RSA). Additionally, the exercise of common stock options and the vesting of restricted stock can increase shares outstanding and has a dilutive effect on earnings per share. The Company excludes outstanding stock options from the computation of diluted earnings per share when such inclusion would be anti-dilutive. The Company excluded 2.4 million outstanding out-of-the-money stock options for the year ended December 31, 2008. For the years ended December 31, 2007 and 2006 the Company excluded 0.8 million and 1.4 million out-of-the-money outstanding stock options, respectively.

For the year ended December 31, 2008, diluted net loss per share is presented at the basic net loss per share amount as the effect of the assumed RSA vesting, stock option exercises and ESPP purchases are anti-dilutive. For the year ended December 31, 2008, the Company had in-the-money outstanding RSA grants and common stock options of 193,605 calculated under the treasury stock method. Such outstanding in-the-money RSA grants and common stock options have been excluded from the calculation of diluted net loss per share, as their inclusion would be anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006, respectively (in thousands except per share data):

	Year Ended December 31,
	2008	2007	2006
Numerator:
Net income (loss)	$(6,276)	$24,825	$12,319
Denominator:
Weighted Average Shares Outstanding:
Weighted-average shares outstanding, excluding unvested restricted stock	23,587	27,501	29,658
Stock Options, ESPP and restricted shares	—	282	220
Diluted	23,587	27,783	29,878
Earnings per common share:
Basic	$(0.27)	$0.90	$0.42
Diluted	$(0.27)	$0.89	$0.41

Segments

The Company applies Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, and considers its business activities to constitute a single segment.

Employee 401(k) Plan

In 1997, the Company established a voluntary defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code of 1986 (“The Plan”). Participants are allowed to make voluntary contributions to the Plan up to 25% of compensation. The Company can make discretionary contributions to the Plan of amounts determined and authorized by the Company’s Board of Directors up to the maximum amounts permitted by the Internal Revenue Service (“IRS”). Participants direct the investment allocation of all contributions. Contributions are subject to limitations imposed by the Internal Revenue Code (the “Code”). For the year ended December 31, 2006, the Company chose to match the first one thousand dollars of each participant’s contributions for a total company contribution of $286,000. For the years ended December 31, 2008 and 2007, the Company chose to match 50% of the first four thousand dollars of each participant’s contributions for a total company contribution of $576,000 and $528,000, respectively.

Recent Accounting Pronouncements

In February 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” removing leasing transactions accounted for under Statement 13 and related guidance from the scope of SFAS No. 157. Also in February 2008, FSP FAS 157-2 “Partial Deferral of the Effective Date of Statement 157” (FSP FAS 157-2) was issued, deferring the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The Company is currently assessing the impact of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities on our consolidated balance sheet and statement of operations.

In December 2007, the Financial Accounting Standards Board issued Statement 141 (revised 2007), Business Combinations (Statement 141R) to change how an entity accounts for the acquisition of a business. When effective, Statement 141R will replace existing Statement 141 in its entirety, will amend Statement 109 and Interpretation 48 and will also amend the goodwill impairment test requirements in Statement 142. Statement 141R is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008. Early adoption is prohibited.

Through fiscal year December 2008, the Company currently recorded all changes to a valuation allowance for acquired deferred tax assets or the effect of changes in an acquired tax position that occur after the acquisition date by initially reducing the related goodwill to zero, next by reducing other noncurrent intangible assets related to the acquisition to zero and lastly by reducing income tax expense. However, Statement 141R amends Statement 109 and Interpretation 48 to require the Company to recognize changes to the valuation allowance for an acquired deferred tax asset or the effect of changes to an acquired tax position as adjustments to income tax expense or contributed capital, as appropriate, and not as adjustments to goodwill. This accounting under Statement 141R becomes effective January 1, 2009 for the Company and applies to valuation allowances and tax positions related to acquisitions accounted for originally under Statement 141 as well as those accounted for under Statement 141R. The Company had a $21.0 million valuation allowance at December 31, 2008 related to deferred tax assets acquired in business combinations. Any change in the valuation allowance subsequent to December 31, 2008 will be recorded as an adjustment to income tax expense rather than as an adjustment to goodwill or other noncurrent intangible assets.

Statement 141R amends the goodwill impairment test requirements in Statement 142. For a goodwill impairment test as of a date after the effective date of Statement 141R, the value of the reporting unit and the amount of implied goodwill, calculated in the second step of the test, will be determined in accordance with the measurement and recognition guidance on accounting for business combinations under Statement 141R. This change could affect the determination of what amount, if any, should be recognized as an impairment loss for goodwill recorded before the effective date of Statement 141R. This accounting under Statement 141R becomes effective January 1, 2009 for the Company and applies to goodwill related to acquisitions accounted for originally under Statement 141 as well as those accounted for under Statement 141R. The Company has $121.1 million of goodwill at December 31, 2008 related to previous business combinations. The Company has not determined what effect, if any, Statement 141R will have on the results of its impairment testing subsequent to December 31, 2008.

From time to time, new accounting pronouncements applicable to the Company are issued by the FASB or other standards setting bodies, which we will adopt as of the specified effective date. Unless otherwise discussed, we believe the impact of recently issued standards that are not effective will not have a material impact on our consolidated financial statements upon adoption.

NOTE 3 — Business Combinations and Acquired In-Process Research and Development

Acquisition of Micronets, Inc. (d/b/a “Vidavee”)

On April 22, 2008, the Company completed its acquisition of all of the issued and outstanding stock of MicroNets, Inc. (d/b/a “Vidavee”), a leading provider of video publishing technology. Vidavee is a Web services company that enables Web publishers to easily upload, share, analyze and monetize Internet video content. The strategic acquisition and integration of Vidavee’s advanced video publishing technology provides video management and publishing capabilities to help advertisers and publishers generate new traffic, improve customer engagement and increase revenues, thus differentiating Vignette from its competitors.

In accordance with SFAS 141, Business Combinations, the total purchase consideration of $7.0 million, including transaction costs of $0.5 million, has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Such allocation resulted in goodwill of $5.3 million. Goodwill is assigned at the enterprise level and is not expected to be deductible for income tax purposes.

The following unaudited condensed consolidated balance sheet data presents the fair value of the assets acquired and liabilities assumed on the date of acquisition (in thousands):

Tangible Assets:
Cash and cash equivalents	$68
Accounts receivable	92
Prepaid expenses and other current assets	15
Property and equipment	829
Other assets	207

Total tangible assets	$1,211
Intangible assets:
Technology (4 year useful life)	$900
Customer contracts (1 year useful life)	91
Non-compete (2 year useful life)	700
In-process research and development	—

Total intangible assets subject to amortization	$1,691
Goodwill	5,333

Total assets acquired	$8,235
Liabilities assumed:
Accounts payable and accrued expenses	$(1,014)
Deferred revenue	(116)
Long-term liabilities	(77)

Total liabilities assumed	$(1,207)
Net assets acquired	$7,028

NOTE 4 — Intangible Assets

Goodwill

The changes in the carrying amount of goodwill, net of accumulated amortization and impairment charges, are as follows (in thousands):

Goodwill
Balance at December 31, 2006	$119,722
Purchase price adjustments	(3,914)
Balance at December 31, 2007	$115,808
Acquisition	5,333
Purchase price adjustments	(51)

Balance at December 31, 2008	$121,090

The net goodwill balance of $121.1 million at December 31, 2008 relates to the MicroNets (d/b/a Vidavee) business combination completed in April 2008, the Tower Technology business combination completed in March 2004, the Intraspect business combination completed in December 2003 and the Epicentric business combination completed in December 2002.

The acquisition and purchase price adjustments in 2008 are associated with the Vidavee acquisition completed in April 2008 — See “Note 3 — Business Combinations and Acquired In-Process Research and Development” for further details.

The purchase price adjustments in 2007 are associated with the Company realizing the benefit of previously unrecognized tax assets, acquired as part of these business combinations. See “Note 9 — Income Taxes” for further detail regarding the purchase price adjustments.

Goodwill Impairment Tests

In accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) , the Company assesses its goodwill for impairment on October 1 of each year or more frequently if events or changes in circumstances indicate that goodwill might be impaired. As required by SFAS 142, the impairment test is accomplished using a two-stepped approach. The first step screens for impairment by comparing the fair value of the Company with its carrying amount, including goodwill. To determine the Company’s fair value, the Company employs a market capitalization approach, comparing the net book value of the Company to its market capitalization, adjusted to reflect market observed control premiums. If, under the first step, an, impairment is indicated, a second step is performed which applies additional valuation techniques to determine if there is an impairment and how much the impairment would be. This second step compares the implied fair value of the goodwill with the carrying amount of the goodwill. The implied fair value of goodwill is determined based on a variety of valuation techniques including discounted cash flows and earnings or revenue multiples. As of October 1, 2008, the Company determined the market capitalization, after considering market observed control premiums, exceeded net book value and that the remaining net goodwill balance of $121.1 million at October 1, 2008 was not considered to be impaired.

In accordance with SFAS 142, goodwill of a reporting unit shall be tested for impairment on an annual basis and between annual tests in certain circumstances. Driven by the significant decline in the market capitalization of public companies in its peer group in the fourth quarter of 2008, the Company concluded that it should again test its goodwill for impairment on December 31, 2008. In accordance with paragraph 25 of SFAS 142 the company considered a variety of industry standard revenue multiples, probability weighted, its available cash balances and market capitalization, after considering market observed control premiums. Using these reference points, the Company has determined that the remaining net goodwill balance of $121.1 million at December 31, 2008 was not considered to be impaired.

The company recognizes that, over the longer term, the market price for our stock plus an appropriate control premium should represent fair value and, if market conditions fail to improve, we may incur charges for goodwill impairment in the future, which could be significant and could have a material negative effect on our results of operations.

For 2007 and 2006, no impairment of goodwill was indicated based on the Company’s market capitalization at those dates.

Intangible Assets with Definite Lives

Following is a summary of the Company’s intangible assets that are subject to amortization (in thousands):

	December 31,
	2008			2007
	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
Technology (useful life of 72 months and 48 months for Tower and Vidavee purchases, respectively)	$78,001	$(71,398)	$6,603	$77,101	$(66,231)	$10,870
Non-compete contracts (useful life of 48 months and 24 months for Tower and Vidavee purchases, respectively)	2,900	(2,433)	467	2,200	(2,142)	58
Customer relationships (useful life of 72 months and 12 months for Tower and Vidavee purchases, respectively)	23,491	(19,922)	3,569	23,400	(16,828)	6,572
Trademarks	800	(800)	—	800	(800)	—
Capitalized research and development	700	(700)	—	700	(700)	—

Balance at December 31, 2008 and 2007	$105,892	$(95,253)	$10,639	$104,201	$(86,701)	$17,500

The Company’s intangible assets with definite lives with remaining net carrying amounts are being amortized over the assets’ estimated useful lives using the straight-line method. The weighted average useful life for intangible assets in total with definite lives is 65 months and 36 months for Tower and Vidavee, respectively. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. Total amortization expense for the years ended December 31, 2008, 2007 and 2006 was $8.6 million, $8.4 million, and $8.7 million, respectively. Of these amounts, $3.4 million, $3.4 million, and $3.7 million, was recorded as “Amortization of intangible assets” in operating expenses, respectively and the remaining $5.2 million, $5.0 million, and $5.0 million, respectively, was recorded as a cost of revenue.

Estimated annual amortization expense (in thousands) over the remaining amortization period is as follows:

For the year ending December 31, 2009	$8,655
For the year ending December 31, 2010	1,683
For the year ending December 31, 2011	225
For the year ending December 31, 2012	76
For the year ending December 31, 2013	—

Total remaining amortization	$10,639

NOTE 5 — Shareholders’ Equity

Common Stock

The Company authorized the issuance of 500,000,000 shares of $0.01 par value common stock. A portion of the shares issued are restricted and are subject to forfeiture, until the respective vesting requirement is achieved, which is generally one to three years from grant or issuance. As of December 31, 2008, 653,854 shares were subject to forfeiture under restricted stock awards.

As of December 31, 2008, the Company reserved shares of its common stock for the following purposes:

Employee stock purchase plan	920,504
Stock options available for grant	3,285,906
Exercise of outstanding stock options	2,734,039

6,940,449

Preferred Stock

The number of shares authorized to be designated as preferred stock was 10,000,000 at December 31, 2008. There were no preferred shares outstanding at December 31, 2008 or 2007.

Shareholder Rights Plan

In April 2002, the Board adopted a shareholder rights plan (the “Plan”). The Plan was not adopted in response to any attempt to acquire the Company, nor was the Company aware of any such efforts at the time of adoption. The Plan was designed to enable the Company’s stockholders to realize the full value of their investment by providing for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire the company. Adoption of the Plan was intended to guard shareholders against abusive and coercive takeover tactics.

Under the Plan, stockholders on May 6, 2002 received one right to purchase a one one-hundredth of a share of Series A Junior Participating Preferred Stock, par $0.01 per share, at a price of $300.00 per one one-hundredth, subject to adjustment. The rights were issued as a non-taxable dividend and will expire 10 years from the date of the adoption of the Plan, unless earlier redeemed or exchanged. The rights are not immediately exercisable. However, they will become exercisable upon the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15 percent or more of the Company’s outstanding common stock or (ii) the close of business on the tenth day (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15 percent or more of the Company’s outstanding common stock. If a person or group acquires 15 percent or more of the Company’s common stock, then all rights holders except the acquirer will be entitled to acquire the Company’s common stock at a significant discount. The intended effect will be to discourage acquisitions of 15 percent or more of the Company’s common stock without negotiation with the Board of Directors.

Stock Plans

The Company has established five stock plans: (i) the 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”); (ii) the 1999 Equity Incentive Plan (the “1999 Plan”); (iii) the 1999 Supplemental Stock Option Plan (the “1999 Supplemental Plan”); (iv) the 1999 Non-Employee Directors Option Plan (the “Directors’ Plan”) and (v) the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan (the “ESPP”). Of these plans, the 1995 Plan, the 1999 Plan, the Directors’ Plan and the ESPP have been approved by the Company’s shareholders. The 1999 Supplemental Plan did not require approval by the Company’s shareholders.

Under the 1995 Plan, certain employees, members of the Board and independent advisors were granted options to purchase shares of the Company’s common stock and were issued shares of the Company’s common stock. Options are immediately exercisable. The Company also has the right of first refusal for any proposed disposition of shares issued under the 1995 Plan. The stock options and the related exercised stock will generally vest over a four-year cumulative period. The term of each option is no more than ten years from the date of grant. Stock issuance may be for purchase or as a bonus for services rendered to the Company. Options may not be granted from the 1995 Plan subsequent to the Company’s initial public offering, therefore, no shares were available for future grant under the 1995 Plan at December 31, 2008. Options that expire and shares reacquired under the 1995 Plan will be available for future grants under the 1999 Plan.

Under the 1999 Plan, employees, non-employee members of the Board and consultants may be granted options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Options are exercisable in accordance with each stock option agreement. The term of each option is no more than ten years from the date of grant. The compensation committee of the board of directors determines the vesting for each grant. All outstanding options as of December 31, 2008 vest over a period of three to four years. At December 31, 2008, there were 7,239,387 shares authorized for issuance, including shares assumed from the 1995 Plan, of which 902,114 were available for future grant.

Under the 1999 Supplemental Plan, only employees and consultants who are common-law employees of the corporation are eligible for the grant of options. Employees who are officers of the corporation are not eligible for the grant of options under this Plan. The compensation committee of the board of directors determines the vesting for each grant. At December 31, 2008, there were 3,300,000 shares authorized for issuance of which 2,310,292 were available for future grant.

Under the Directors’ Plan, non-employee members of the Board may be granted non-qualified options to purchase shares of common stock. Vesting for options granted prior to April 2004 occurs over a four-year cumulative period. Vesting of options granted after April 2004 occurs over a one-year period. The term of each option is no more than ten years from the date of grant. At December 31, 2008, there were 150,000 shares authorized for issuance of which 73,500 were available for future grant.

Under the ESPP, as amended, the Company has reserved 2,157,286 shares of common stock for issuance to participating employees. The plan is considered compensatory by the Company. Under the terms of the ESPP, there are two, six-month offerings per year. Employees may direct the Company to withhold up to 15% of their salary to purchase the Company’s common stock. An employee may purchase a maximum of 200 shares per six-month offering period. As of December 31, 2008, 1,236,782 shares were issued under the ESPP. This plan has 920,504 shares available for future issuance.

In addition to the aforementioned plans, the Company assumed several plans through its business combinations. These assumed plans have not been approved by the Company’s shareholders; however, upon assumption, these plans terminated and no further options may be granted. Options previously granted under these plans that have not yet expired continue to be administered under the governing plan and any portions that expire or become unexercisable for any reason shall be cancelled and be unavailable for future issuance.

The following table summarizes stock option activity and related information through December 31, 2008.

	Year Ended December 31,
	2008		2007		2006
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding at beginning of period	2,388,178	$20.93	2,262,272	$23.08	3,146,523	$25.96
Granted	905,096	11.93	764,616	17.93	547,836	15.10
Exercised	(54,518)	11.11	(244,759)	12.05	(370,194)	10.14
Canceled	(504,717)	28.86	(393,951)	32.94	(1,061,893)	32.02

Outstanding at end of period	2,734,039	16.68	2,388,178	20.93	2,262,272	23.08

Options exercisable at period end	1,452,727	19.33	1,281,312	24.62	1,420,316	28.18

Options available for grant	3,285,906		3,752,652		4,560,234

Year Ended December 31, 2008
Aggregate Intrinsic Value (in 000s)
Options outstanding at end of year	$126
Options exercisable at end of year	$126

The following table summarizes options outstanding and exercisable as of December 31, 2008:

Range of Exercise Prices	Outstanding			Exercisable
	Number of Options	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price
$ 0.01 - $ 10.00	114,981	1.89	$8.31	114,981	1.89	$8.31
$10.01 - $ 12.00	829,183	7.07	11.75	64,702	4.30	11.47
$12.01 - $ 14.00	346,373	4.07	12.63	262,420	3.14	12.69
$14.01 - $ 18.00	797,454	5.06	16.38	493,929	4.55	16.24
$18.01 - $ 20.00	239,366	6.35	18.93	110,013	6.29	18.97
$20.01 - $ 30.00	231,500	2.72	22.14	231,500	2.72	22.14
$30.01 - $1000.00	175,182	0.77	44.66	175,182	0.77	44.66

	2,734,039	5.05	16.68	1,452,727	3.46	19.33

Fair Value Disclosures for Stock Options

Actual compensation cost for the years ended December 31, 2008, 2007 and 2006 has been recognized using the fair value method as required by Statement 123R and has been included in the determination of net income and net income per share. The Company bases expected volatility on historical volatility. The expected term is calculated based on an analysis of historical exercises of stock options. The Company bases the estimate of the risk-free rate on the U.S. Treasury rates in effect at the time of the grant. The Company has never paid cash dividends and does not currently intend to pay cash dividends and has assumed a 0% dividend yield. Fair value was estimated using the Black-Scholes option-pricing model, with the following assumptions, for stock options and the ESPP granted in the years ended December 31, 2008, 2007 and 2006, respectively:

	Employee Stock Options			Employee Stock Purchase Plan
	2008	2007	2006	2008	2007	2006
Risk-free interest rate	2.8%	4.6%	4.8%	2.10%	4.51%	4.84%
Weighted-average expected life of the options (years)	4.3	4.0	3.0	0.75	0.75	0.75
Dividend rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Assumed volatility	46%	51%	55%	44%	34%	36%
Weighted-average grant date fair value of options granted	$4.84	$8.17	$6.26	$3.61	$4.82	$3.98

As of December 31, 2008 the unamortized cost for outstanding stock options is approximately $6.0 million. The estimated unamortized cost is net of estimated forfeitures used in computing compensation expense. The Company will adjust the estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ from such estimates. Changes in estimated forfeitures will be recognized with a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods. The Company expects to recognize that expense over a weighted average period of approximately 1.4 years. The aggregate intrinsic value of stock options exercised for the year ended December 31, 2008 was $0.1 million.

Fair Value Disclosure for Restricted Stock Awards

All outstanding restricted stock awards (RSAs) were issued with a zero exercise price. Therefore, the fair value of RSAs is generally equal to their intrinsic value at date of grant . The total intrinsic value at date of grant for the RSAs outstanding at December 31, 2008 is approximately $9.3 million with an unamortized cost of approximately $4.2 million, net of estimated forfeitures.

Restricted Stock Awards	Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Vesting Period (in years)	Grant Date Aggregate Intrinsic Value (in 000s)
Outstanding and unvested at December 31, 2007	437,461	$16.96	1.64	$7,418
Granted	391,146	11.89	—	4,651
Vested	(64,463)	18.34	—	(1,182)
Forfeited	(110,290)	14.88	—	(1,641)

Outstanding and unvested at December 31, 2008	653,854	$14.14	1.05	$9,246

Share Repurchase Program

On November 12, 2006, the Board of Directors of the Company approved a stock repurchase program of up to $75 million of the Company’s common stock over the following 12 months. In addition, on November 2, 2007, the Board of Directors of the Company approved an extension to the stock repurchase program approved on November 12, 2006 authorizing the purchase of up to an additional $75 million of the Company’s common stock over an indefinite period. Purchases are made from time to time as market and business conditions warrant, in the open market, negotiated or block transactions, in accordance with applicable laws, rules and regulations. As of December 31, 2008 the Company has repurchased 7,469,076 shares under the programs at an average market price of $16.09 per share. The Company paid cash of approximately $120.2 million for these repurchases.

During July 2008, the Company suspended the share repurchase program as Management felt that the capital structure of the Company was well balanced at that point. The Company retains the right to repurchase the remaining $30 million. The Company uses the cost method to account for treasury stock.

NOTE 6 — Business Restructuring

In 2001, we initiated a restructuring program to align our expense and revenue levels and to better position us for growth and profitability. In 2002, 2003 and 2004, we expanded those restructuring efforts. In the third and fourth quarters of 2008, we implemented a restructuring plan to reallocate certain employee related investments and reduce our costs.

There can be no assurance that the estimated costs of our restructuring efforts will not change. Components of business restructuring charges and the remaining restructuring accruals as of December 31, 2008 are as follows (in thousands):

	Facility Lease Commitments	Asset Impairments	Employee Separation and Other Costs	Total
Total restructuring charges and adjustments prior to 2006	$67,758	$45,207	$45,281	$158,246
Cash activity prior to 2006	(59,918)	(878)	(43,189)	(103,985)
Non-cash activity prior to 2006	(1,161)	(44,329)	(1,962)	(47,452)

Balance at January 1, 2006	6,679	—	130	6,809

Adjustment to accrual	235	—	—	235
Cash activity	(1,757)	—	(145)	(1,902)
Non-cash activity	—	—	15	15

Balance at December 31, 2006	5,157	—	—	5,157

Adjustment to accrual	(80)	—	—	(80)
Cash activity	(1,769)	—	—	(1,769)
Non-cash activity	90	—	—	90

Balance at December 31, 2007	3,398	—	—	3,398

Current period restructuring activities	—		3,953	3,953
Adjustment to accrual	(227)	—	(7)	(234)
Cash activity	(1,414)	—	(2,359)	(3,773)
Non-cash activity	—	—	(109)	(109)

Balance at December 31, 2008	$1,757	$—	$1,478	$3,235

Less: current portion				(2,142)

Accrued restructuring costs, less current portion				1,093

Consolidation of Excess Facilities

Facility lease commitments relate to lease obligations for excess office space that the Company has vacated as a result of various restructuring plans implemented between 2001 and 2004. The Company continues to actively pursue mitigation strategies to dispose of all excess office space through subleasing and/or early termination negotiations where possible. The total lease commitments include the estimated lease buyout fees or the remaining lease liabilities and estimated associated mitigation costs including, but not limited to, brokerage commissions, legal fees, repairs, restoration costs and sublease incentives, offset by estimated sublease income. The estimated costs of vacating these leased facilities, including estimated costs to sublease and any resulting sublease income, were based on market information and trend analysis as estimated by the Company. The Company continually assesses its real estate portfolio and may vacate and/or occupy other leased space as dictated by its analysis and by the needs of the business. It is reasonably possible that actual results could differ from these estimates in the near term and such differences could be material to the financial statements. In particular, actual sublease income attributable to the consolidation of excess facilities might deviate from the assumptions used to calculate the Company’s accrual for facility lease commitments. Facility lease commitments relate to the Company’s departure from certain office space in Austin, Texas and New York City, New York. The maximum lease commitment of such vacated properties extends through November 2011.

Employee Separation and Other Costs

Employee separation and other costs include severance, related taxes, outplacement and other restructuring charges together with a $1 million contract termination fee associated with an amended vendor agreement executed during the year, which allows the Company to solicit for hire personnel who are currently performing subcontractor services (refer to the 8-K filed on August 28, 2008). As a result of the restructuring activities, the Company severed approximately 92 employees during the third and fourth quarters of 2008. Employee groups impacted by the restructuring efforts include personnel in the sales, marketing, engineering and general and administrative functions.

NOTE 7 — Commitments and Contingencies

The Company leases its office facilities and various equipment under operating lease agreements having expiration dates through 2017. The Company has operating leases for facilities with escalating rents. Pursuant to SFAS 13 — Accounting for Leases , the Company recognizes rent expense on a straight line basis over the lease term. Rent expense, excluding vacated properties, for the years ended December 31, 2008, 2007 and 2006 was $3.6 million, $3.5 million, and $5.0 million, respectively. At December 31, 2008, estimated future rents receivable from signed sublease agreements are $2.0 million through 2011. Future minimum rental payments as of December 31, 2008 under our lease obligations, including operating lease commitments for all vacated properties, are as follows (in thousands):

	Operating Leases	Sublease Income
2009	$4,537	$1,027
2010	3,218	576
2011	2,626	391
2012	850	—
2013	830	—

Total minimum lease payments/sublease rentals	$12,061	$1,994

Software License Indemnifications

Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“Interpretation 45”), requires that the Company recognize the fair value for certain guarantee and indemnification arrangements issued or modified by the Company after December 31, 2002. Some of the software licenses granted by the Company contain provisions that indemnify customers of the Company’s software from damages and costs resulting from claims alleging that the Company’s software infringes on the intellectual property rights of a third party. The Company records resulting costs as incurred and historically, such costs have not been material. Accordingly, the Company has not recorded a liability related to these indemnification provisions.

We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. If third parties infringe on or misappropriate our copyrights, trademarks, trade secrets or infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. In certain instances we indemnify our customers against these claims. Although we have never had to make payment on a claim, claims against us, either successful or unsuccessful could result in significant legal and other costs and may be a distraction to management.

While we have primarily focused on intellectual property protection within the United States of America (“United States”), we have expanded that scope to selected international markets. Protection of intellectual property outside of the United States will sometimes require additional filings with local patent, trademark, or copyright offices, as well as implementation of contractual or license terms different from those used in the United States. Protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. As our business expands into foreign countries, costs and risks associated with protecting our intellectual property abroad will increase.

NOTE 8 — Legal Matters

Securities Class Action

On October 26, 2001, a class action lawsuit was filed against the Company and certain of its current and former officers and directors in the United States District Court for the Southern District of New York seeking unspecified damages on behalf of a purported class that purchased Vignette common stock between February 18, 1999 and December 6, 2000. Also named as defendants were four underwriters involved in the Company’s initial public offering of Vignette stock in February 1999 and the Company’s secondary public offering of Vignette stock in December 1999. A Consolidated Amended Complaint, which is now the operative complaint, was filed on April 19, 2002. The complaint alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under, based on, among other things, claims that the four underwriters awarded material portions of the shares in the Company’s initial and secondary public offerings to certain customers in exchange for excessive commissions. The plaintiff also asserts that the underwriters engaged in “tie-in arrangements” whereby certain customers were allocated shares of Company stock sold in its initial and secondary public offerings in exchange for an agreement to purchase additional shares in the aftermarket at pre-determined prices. With respect to the Company, the complaint alleges that the Company and its officers and directors failed to disclose the existence of these purported excessive commissions and tie-in arrangements in the prospectus and registration statement for the Company’s initial public offering and the prospectus and registration statement for the Company’s secondary public offering.

The action is being coordinated with approximately 300 other nearly identical actions filed against other companies. On October 9, 2002, the Court dismissed the Individual Defendants from the case without prejudice. On December 5, 2006, the Second Circuit vacated a decision by the district court granting class certification in six of the other nearly identical actions (the “focus cases”), which are intended to serve as test cases. The plaintiffs selected these six cases, which do not include the Company. On April 6, 2007, the Second Circuit denied a petition for rehearing filed by the plaintiffs, but noted that the plaintiffs could ask the district court to certify more narrow classes than those that were rejected.

On August 14, 2007, the plaintiffs filed amended complaints in the six focus cases. The six focus case issuers and the underwriters named as defendants in the focus cases filed motions to dismiss the amended complaints against them on November 14, 2007. On September 27, 2007, the plaintiffs filed a motion for class certification in the six focus cases. On March 26, 2008, the District Court dismissed the Section 11 claims of those members of the putative classes in the focus cases who sold their securities for a price in excess of the initial offering price and those who purchased outside the previously certified class period. With respect to all other claims, the motions to dismiss were denied. On October 10, 2008, at the request of the plaintiffs, the plaintiffs’ motion for class certification was withdrawn, without prejudice. The parties in the approximately 300 coordinated class actions, including Vignette, the underwriter defendants in the Vignette class action, and the plaintiffs in the Vignette class action, have reached agreements in principle to settle, under which the insurers for the issuer defendants in the coordinated cases will make the settlement payment on behalf of the issuers, including Vignette. The settlement is subject to approval by the parties, termination by the parties under certain circumstances, and Court approval. There is no assurance that the settlement will be concluded or that the Court will approve the settlement. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of the matter. The Company is unable to determine whether the outcome of the litigation will have a material impact on its results of operations or financial condition in any future period if the settlement is not concluded, is terminated, or is not approved. The Company will continue to defend itself vigorously against this lawsuit.

Litigation and Other Claims

We are also subject to various legal proceedings and claims arising in the ordinary course of business. Our management does not expect that the outcome in any of these legal proceedings, individually or collectively, will have a material adverse effect on our financial condition, results of operations or cash flows.

NOTE 9 — Income Taxes

Deferred Tax Asset and Valuation Allowance

As of December 31, 2008, we had domestic federal net operating loss, research and development credit and capital loss carry forwards of approximately $754.0 million, $16.3 million and $15.8 million, respectively. These domestic net operating loss, research and development credit and capital loss carry forwards will expire at various dates, between 2009 and 2027, if not utilized. The Company also had foreign net operating loss carry forwards of approximately $12.1 million that are not subject to expiration.

Internal Revenue Code Section 382 and similar foreign statutes impose substantial restrictions on the utilization of net operating losses, tax credits and capital loss carry forwards in the event of an “ownership change” of a corporation. Domestic net operating loss carry forwards of approximately $184.9 million and tax credit carry forwards of $4.4 million at December 31, 2008 were incurred by businesses we acquired and are subject to annual limitation. The remaining tax attributes that would be subject to annual limitations upon an “ownership change” include domestic net operating loss carry forwards of $569.2 million, capital loss carry forwards of $15.8 million and research and development credit carry forwards of $11.9 million. Based upon a review of historical stock ownership, we do not believe we have undergone an “ownership change” that will limit our ability to utilize these tax attributes prior to their expiration. We do not have actual information of any ownership shifts that may cause an “ownership change” but due to the volatility in the stock market, if there is such change, application of the change in ownership statutes may severely limit our ability to utilize these tax attributes prior to their expiration. If a limitation is triggered from an ownership change it will significantly impact our ability to realize the benefit from our deferred tax asset, potentially resulting in impairment of substantially all of our domestic deferred tax asset of $9.0 million at December 31, 2008.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31, 2008 and 2007 are as follows (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Depreciable assets	$1,754	$2,317
Foreign intangible assets	10,620	7,907
Capitalized development costs	16,240	20,468
Tax carry forwards	283,869	281,585
Accrued liabilities and other	6,989	8,949

Total deferred tax assets	319,472	321,226

Deferred tax liabilities:
Other	—	—

Total deferred tax liabilities	—	—

Valuation allowance for net deferred tax assets	(309,917)	(311,438)

Net deferred tax assets	$9,555	$9,788

Our accounting for deferred taxes under SFAS 109 involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In 2007, we released $9.8 million of the valuation allowance we had recorded against our net deferred tax asset based on the determination that it is now more likely than not that part of the benefit related to the net operating loss carryforward will be realized. Approximately $7.4 million of the benefit from release of the valuation allowance was recorded as a benefit to our income tax provision and the remaining $2.4 million related to assets of acquired companies and was recorded as a reduction of goodwill. In concluding that releasing part of the valuation allowance was appropriate, we have considered such factors as our operating history and our ability, based on a projection, to generate sufficient taxable income of the appropriate character within the relevant jurisdictions in future years. The deferred tax asset recognized in 2007, consisted of $9.0 million and $0.8 million related to domestic and foreign temporary differences. No deferred income tax expense or benefit was recorded in 2006 or 2008. Although we anticipate the company will be profitable in the future and that some portion of the valuation allowance will be reduced in future periods, a subsequent decrease in profitability in future periods might require an increase to the valuation allowance resulting in a potentially material charge to income tax expense.

Approximately $143.8 million of the valuation allowance relates to net operating loss carry forwards generated by the deduction of stock option compensation. The initial recognition of these deferred tax assets will be credited directly to additional paid-in capital.

Undistributed earnings of the Company’s foreign subsidiaries were immaterial as of December 31, 2008, 2007, and 2006. Those earnings are considered to be permanently reinvested and, accordingly, no provision for U.S. federal or state income taxes has been provided thereon.

Provision for Income Taxes

Income/(loss) before income taxes included approximately ($6.9) million, ($6.8) million and ($4.1) million related to foreign operations in fiscal 2008, 2007 and 2006, respectively. These amounts include amortization of purchased intangible assets of $8.1 million, $8.4 million, and $8.4 million for 2008, 2007 and 2006, respectively.

The Company’s provision for income taxes for 2008, 2007 and 2006 consists primarily of foreign income taxes and withholdings on income generated in foreign countries. The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

	Year ended December 31,
	2008	2007	2006
Federal statutory rate	(34.0)%	34.0%	34.0%
State taxes, net of federal benefit	2.8	0.6	2.1
Foreign taxes at different rates	13.1	(1.0)	(.1)
Change in valuation allowance	39.5	(68.4)	(23.8)
Non-deductible expenses & other	8.2	4.4	1.1

	29.6%	(30.4)%	13.3%

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes on January 1, 2007. As a result of the implementation, the Company did not recognize any change in the liability for unrecognized tax benefit and, accordingly, recorded no adjustment to the January 1, 2007 balance of retained earnings. A reconciliation of the change in our unrecognized tax benefits, excluding interest and penalties, for the year ended December 31, 2008 is as follows:

Balance at January 1, 2008	$10,327
Additions based on tax positions related to the current year
Reductions for tax positions taken in prior years	(61)

Balance at December 31, 2008	$10,266

At both January 1, 2008 and December 31, 2008 approximately $1.9 million and $2.0 million, respectively, of unrecognized tax benefits are attributed to uncertain tax positions that, if recognized, would have an effective tax rate effect after consideration of any valuation allowance.

The Company accrues and recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2008, the balance of accrued interest and penalties related to unrecognized tax benefits was approximately $0.4 million and $0.3 million, respectively.

With few exceptions, the Company and all of its major filing subsidiaries are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002.

It is reasonably possible that within 12 months of December 31, 2008 the balance of unrecognized tax benefits could increase by up to $0.3 million or decrease by up to $0.4 million due to the following:

i.	a ruling from the Indian court of appeals on the Company’s protest of a tax assessment; and

ii.	reaching a final agreement in the United Kingdom regarding deduction of interest paid to the U.S. parent company.

NOTE 10 — Segments of Business and Geographic Area Information

The Company considers its business activities to constitute a single segment. A summary of the Company’s operations by geographic area follows (in thousands):

	Year ended December 31,
	2008	2007	2006
Revenue:
Americas:
United States	$100,951	$124,651	$122,753
Other	11,363	6,486	5,329

Total Americas	112,314	131,137	128,082
Europe	45,646	47,137	56,321
Asia Pacific	11,586	13,540	13,171

Total	$169,546	$191,814	$197,574

	At December 31,
	2008	2007
Long-Lived assets:
Americas:
United States	$53,511	$55,195
Other	6,706	106

Total Americas	60,217	55,301
Europe	766	1,343
Asia Pacific	79,153	87,324

Total	$140,136	$143,968

The income (loss) from domestic U.S. operations before income taxes, excluding intercompany transactions, was a loss of approximately $5.4 million for the year ended December 31, 2008, and a profit of $20.0 million, and $12.1 million for the years ended December 31, 2007 and 2006, respectively.

NOTE 11 — Supplemental Financial Information (Unaudited)

The following tables set forth certain unaudited consolidated statements of operations data, both in absolute dollars and as a percentage of total revenue, for each of our last eight quarters. This data has been derived from unaudited condensed consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in the opinion of the Company’s management, include all normal recurring adjustments necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Form 10-K. The consolidated results of operations for any quarter are not necessarily indicative of the results for any future period.

	Three Months Ended
	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
	(in thousands, except per share data and percentages)
Revenue:
Product license	$7,250	$7,633	$9,940	$9,741	$18,045	$8,038	$14,637	$15,339
Services	29,906	34,243	35,822	35,011	34,615	35,509	33,381	32,249

Total revenue	37,156	41,876	45,762	44,752	52,660	43,547	48,018	47,588
Cost of revenue:
Product license	574	328	538	474	618	428	476	210
Amortization of acquired technology	1,310	1,310	1,292	1,254	1,254	1,254	1,254	1,254
Services	12,724	14,682	15,702	15,852	15,554	14,338	15,967	16,018

Total cost of revenue	14,608	16,320	17,532	17,580	17,426	16,020	17,697	17,482

Gross profit	22,548	25,556	28,230	27,172	35,234	27,527	30,321	30,106
Operating expenses:
Research and development	7,103	8,356	8,977	8,399	8,045	7,318	7,754	7,873
Sales and marketing	12,028	14,039	15,762	15,373	18,550	14,064	15,454	13,973
General and administrative	4,139	4,804	4,661	4,790	4,753	4,833	4,784	5,194
Business restructuring charges	1,334	2,625	(237)	(2)	37	43	(53)	(107)
Amortization of intangible assets	869	869	832	817	846	846	846	846

Total operating expenses	25,473	30,693	29,995	29,377	32,231	27,104	28,785	27,779

Income (loss) from operations	(2,925)	(5,137)	(1,765)	(2,205)	3,003	423	1,536	2,327
Other income, net	2,993	792	1,582	1,821	3,434	2,894	2,634	2,883

Income before provision for income taxes	68	(4,345)	(183)	(384)	6,437	3,317	4,170	5,210
Provision for income taxes	297	—	680	455	(6,521)	274	130	426

Net income (loss)	$(229)	$(4,345)	$(863)	$(839)	$12,958	$3,043	$4,040	$4,784

Basic net income (loss) per common share (1)	$(0.01)	$(0.19)	$(0.04)	$(0.03)	$0.50	$0.11	$0.14	$0.17

Diluted net income (loss) per common share (1)	$(0.01)	$(0.19)	$(0.04)	$(0.03)	$0.49	$0.11	$0.14	$0.16

(1)	Basic and diluted net income per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net income per common share information may not equal the annual net income per share.

	Three Months Ended
	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
As a Percentage of Total Revenue:
Revenue:
Product license	20%	18%	22%	22%	34%	19%	30%	32%
Services	80	82	78	78	66	81	70	68

Total revenue	100	100	100	100	100	100	100	100
Cost of revenue:
Product license	2	1	1	1	1	1	1	0
Amortization of acquired technology	4	3	3	3	2	3	3	3
Services	34	35	34	35	30	33	33	34

Total cost of revenue	40	39	38	39	33	37	37	37

Gross profit	60	61	62	61	67	63	63	63
Operating expenses:
Research and development	19	20	20	19	15	17	16	17
Sales and marketing	32	34	35	34	35	32	32	29
General and administrative	11	11	10	11	9	11	10	11
Business restructuring charges	4	6	(1)	—	—	—	—	(1)
Amortization of intangible assets	2	2	2	2	2	2	2	2

Total operating expenses	68	73	66	66	61	62	60	58

Income (loss) from operations	(8)	(12)	(4)	(5)	6	1	3	5
Other income, net	8	2	4	4	7	7	6	6
Income before provision for income taxes	—	(10)	—	(1)	13	8	9	11
Provision for income taxes	1	—	2	1	(12)	1	1	1

Net income	(1)%	(10)%	(2)%	(2)%	25%	7%	8%	10%